    As filed with the Securities and Exchange Commission on December 16, 1996
                                                          Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                            -------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------
                                 MAGNETEK, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                95-3917584
   (State or other jurisdiction of          (I.R.S. Employer Identification
   incorporation or organization)                         No.)

                              26 CENTURY BOULEVARD
                                 P.O. BOX 290159
                        NASHVILLE, TENNESSEE  37229-0159
          (Address of principal executive offices, including zip code)
                            -------------------------

                     MAGNETEK, INC. DEFERRAL INVESTMENT PLAN
                            (Full title of the plan)
                            -------------------------
                              SAMUEL A. MILEY, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 MAGNETEK, INC.
                              26 CENTURY BOULEVARD
                                 P.O. BOX 290159
                        NASHVILLE, TENNESSEE  37229-0159
                                 (615) 316-5100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------
                                   COPIES TO:
                              JENNIFER BELLAH, ESQ.
                           GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                       LOS ANGELES, CALIFORNIA 90071-3197
                                 (213) 229-7000
                         CALCULATION OF REGISTRATION FEE

                           AMOUNT        PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
TITLE OF SECURITIES        TO BE          OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION
  TO BE REGISTERED       REGISTERED        PER SHARE(1)            PRICE(1)              FEE
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  MAGNETEK, INC.
DEFERRAL INVESTMENT
PLAN OBLIGATIONS (2)     $2,500,000            100%               $2,500,000             $758
--------------------------------------------------------------------------------------------------
  COMMON STOCK,
 $0.01 PAR VALUE             (3)                --                    --                 NONE
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).

(2) The MagneTek, Inc. Deferral Investment Plan Obligations are unsecured obligations of MagneTek, Inc. to pay deferred compensation in the future in accordance with the terms of the MagneTek, Inc. Deferral Investment Plan.

(3) Pursuant to Rule 457(i), such indeterminate number of shares of Common Stock as may be issuable upon payment of the MagneTek, Inc. Deferral Investment Plan Obligations, including such additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  INTRODUCTION

     This Registration Statement on Form S-8 is filed by MagneTek, inc., a Delaware corporation (the "Registrant"), relating to $2,500,000 of unsecured obligations of the Registrant to pay deferred compensation in the future (the "Obligations") and MagneTek, Inc. Common Stock, par value $0.01 per share, issuable in satisfaction of the Obligations in accordance with the terms of the Registrant's Deferral Investment Plan (the "Plan").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   PLAN INFORMATION.

     Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to
Part I of Form S-8.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

          (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's latest annual report referred to in
               (a) above;

          (c) The description of the Common Stock contained in the Registrant's effective registration statement on Form 8-A filed on April 21, 1989, including any amendment or report filed for the purpose of updating such description.

          All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.

     $2,500,000 of Plan Obligations are being registered under this Registration Statement to be offered to certain eligible employees of the Registrant pursuant to the Plan. The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant, and rank PARI PASSU with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

     The amount of compensation deferred by each participant ("Participant") in the Plan is determined in accordance with the Plan based upon elections by each Participant. Obligations will consist of an amount equal to each Participant's deferral account under the Plan, consisting of deferred salary (up to 25% per year) and bonus amounts (up to 100% per year) and any appreciation or depreciation in value thereon. Under the Plan, Participants have the option of having their deferred compensation accounts indexed to either: (i) a MagneTek phantom stock account or (ii) a prime rate account. Obligations will be payable at the Participant's election either (i) in any year ending in a "0" or a "5" (but no more than two such years can be open at one time, and the year of payout must be at least one full year later than the end of the year of deferral) or (ii) upon the Participant's termination or retirement, either in an immediate lump-sum distribution or, upon the election of a Participant, in installments up to a ten year period. The payout will be in cash or Common Stock of the Registrant, or a combination of both, at the sole discretion of the Plan Administration Committee.

     A Participant's Obligations cannot be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant, and pass only to a survivor beneficiary under the Plan, or by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order which recognizes the rights of a spouse or former spouse to share in such Obligations.

     The Obligations are not subject to redemption, in whole or in part, prior to the payout to the Participant. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Obligations in the amount of the Participant's Plan accounts as of the date of such amendment or termination.

     The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Except with respect to a so-called "rabbi trust," which the Registrant reserves the right to establish, no trustee will be appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, and taking action upon a default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the Common Stock has been passed upon for the Registrant by Samuel A. Miley, its Vice President, General Counsel and Secretary. Mr. Miley owns 400 shares of Common Stock and options to purchase 59,000 shares of Common Stock, excluding shares of Common Stock, if any, held by the MagneTek FlexCare Plus Retirement Savings Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, including grossly negligent business judgments made in good faith, except for liability (i) for breach of the duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation Law and Article III, Section 13 of the Registrant's Bylaws, under certain circumstances, provide for the indemnification of the Registrant's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Registrant's Bylaws (filed as Exhibit 3.2 to the Registrant's Form 10-K for the fiscal year ended July 2, 1995), which is incorporated by reference herein).

     In general, any officer, director, employee or agent may be indemnified against expenses including attorneys' fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on the behalf of the Registrant, to which he was a party as a result of such relationship, if he acted in good faith, and in a manner he believed to be in the Registrant's best interest and not unlawful. If the action is brought by or on behalf of the Registrant, the person to be indemnified must have acted in good faith, in a manner he believed to have been in the Registrant's best interest and must have been adjudged liable for negligence or misconduct.

     Indemnification shall be granted by the Registrant if the Board of Directors or the stockholders of the Registrant determine in good faith, or independent legal counsel for the Registrant opines in writing, that the standards for indemnification have been met. A successful defense is deemed conclusive evidence of a person's right to be indemnified against expenses.

     The Registrant may advance funds to pay the expenses of any person involved in such action provided that the Registrant receives an undertaking that the person will repay the advanced funds if it is ultimately determined that he is not entitled to indemnification.

     Indemnification may also be granted pursuant to provisions of Bylaws which may be adopted in the future, pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or disinterested directors. The statutory provisions cited above and the referenced portion of the Bylaws also grant the power to the Registrant to purchase and maintain insurance which protects its officers, directors, employees and agents against any liabilities incurred in connection with their services in such a position. Such an insurance policy has been obtained by the Registrant.

ITEM 8.  EXHIBITS.

     The Exhibit Index appears on page 6.

ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 12th day of December, 1996.

                                   MAGNETEK, INC.


                                   By:  /s/ Ronald N. Hoge
                                      ---------------------
                                    Ronald N. Hoge, President and
                                    Chief Executive Officer

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 12, 1996. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Ronald
N. Hoge and Samuel A. Miley, and each of them severally as his or her attorney-in-fact to sign his or her name and on his or her behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

          Signature                          Title                Date
          ---------                          -----                ----

     /s/ Andrew G. Galef      Chairman of the Board           December 12 1996
---------------------------
       Andrew G. Galef

      /s/ Ronald N. Hoge      President, Chief Executive     December 12, 1996
---------------------------   Officer and Director
        Ronald N. Hoge        (Principal Executive Officer)

     /s/ Dewain K. Cross      Director                       December 12, 1996
---------------------------
       Dewain K. Cross

     /s/ Paul J. Kofmehl      Director                       December 12, 1996
---------------------------
       Paul J. Kofmehl

      /s/ Crocker Nevin       Director                       December 12, 1996
---------------------------
        Crocker Nevin

   /s/ Marguerite W. Sallee   Director                       December 12, 1996
---------------------------
     Marguerite W. Sallee

     /s/ Robert E. Wycoff     Director                       December 12, 1996
---------------------------
       Robert E. Wycoff

     /s/ David P. Reiland     Senior Vice President and      December 12, 1996
---------------------------   Chief Financial Officer
       David P. Reiland       (Principal Financial Officer)

      /s/ Thomas R. Kmak      Vice President and             December 12, 1996
---------------------------   Controller (Principal
        Thomas R. Kmak        Accounting Officer)

                                INDEX TO EXHIBITS


Exhibit
 Number                  Description of Exhibit
-------                  ----------------------

 4.1 Restated Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on November 21, 1989 (previously filed with the Registrant's Registration Statement on Form S-3 filed on August 1, 1991, Commission File No. 33-41854, and incorporated herein by this reference).

 4.2 Bylaws of the Registrant, as amended and restated (previously filed with the Registrant's Form 10-K for Fiscal Year ended July 2, 1995 and incorporated herein by this reference).

 4.3 Specimen Common Stock Certificate (previously filed with Amendment No. 1 to the Registrant's Registration Statement filed on May 10, 1989 and incorporated herein by this reference).

 5.1    Opinion of Samuel A. Miley, Esq.

23.1    Consent of Ernst & Young LLP.

23.2    Consent of Samuel A. Miley, Esq. (contained in Exhibit 5.1).

24.1 Power of Attorney (included on the signature pages of this Registration Statement).